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                                   EXHIBIT 99

                        UNITED COMMUNITY FINANCIAL CORP.
                             275 Federal Plaza West
                           Youngstown, Ohio 44503-1203

                              FOR IMMEDIATE RELEASE


                                                              Patrick A. Kelly
                                                       Chief Financial Officer
                                                     (330) 742-0500, Ext. 2592


                   UNITED COMMUNITY FINANCIAL CORP. ANNOUNCES
                         EARNINGS FOR FIRST QUARTER 2004


YOUNGSTOWN, Ohio (April 14, 2004) - United Community Financial Corp. (United Community) (Nasdaq: UCFC), holding company of The Home Savings and Loan Co. (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $5.5 million, or $0.18 per diluted share, for the quarter ended March 31, 2004, compared to $5.0 million, or $0.16 per diluted share, for the first quarter of 2003.

Commenting on the first quarter, Douglas M. McKay, Chairman and Chief Executive Officer of United Community noted, "United Community continues to maintain strong profitability. Earnings per share increased 12.5% compared to the same period last year. Furthermore, return on equity continues to improve. During the first quarter of 2004, return on equity increased 8.02% or a 77 basis point increase when compared to the first quarter of last year."

First Quarter Results

Net interest income for the first quarter was $18.0 million, down from $18.5 million in the first quarter of last year. The average volume of interest earning assets increased 1.4% from the first quarter of last year, with continued strong growth in average loans. The average volume loans increased 11.0% from last year. Average deposits were down 6.9% from the same quarter last year. The net interest margin was 3.76%, an increase of 6 basis points from the last quarter and a decrease of 16 basis points from the first quarter a year ago. The lower net interest margin over the year primarily reflects the impact of the extended low rate environment.

Noninterest income increased $2.3 million to $10.3 million for the first three months ended March 31, 2004, compared to $8.0 million for the same period in 2003. The primary reason for the increase is an increase in service fees and other charges of $1.1 million and a $1.5 million increase in commissions received as a result of increased brokerage activity. These increases were partially offset by a decrease in gains on loans sold of $1.1 million during the first quarter. It is anticipated the level of loan sales will be significantly lower during 2004 as compared to the previous year.





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The provision for loan losses declined $237,000 for the three months ended March
31, 2004, compared to the same period in 2003. This decrease was based on an analytical review of the allowance for loan losses; after consideration was given to levels and trends of delinquencies, reserve coverage ratios and other factors in relation to the loan portfolio.

Noninterest expense increased $1.4 million in the first quarter of 2004 compared to the same period in 2003, primarily as a result of a $1.8 million increase in salaries and employee benefits. The increase in salaries and employee benefits is primarily due to the change in market value of retention plan assets and increased provisions for commissions earned as a result of increased brokerage activity. This increase was partially offset by a decrease of $324,000 in other noninterest expense.

Financial Condition

United Community's return on average assets and return on average equity were 1.07% and 8.02%, respectively, for the three months ended March 31, 2004. The returns on average assets and average equity were 1.00% and 7.25 %, respectively, for the three months ended March 31, 2003.

Total assets increased by $9.5 million, or 0.46%, to $2.1 billion at March 31, 2004, compared to December 31, 2003. The net change in assets was a result of increases of $93.8 million in loans, $12.6 million in trading securities and $4.4 million in other assets partially offset by decreases of $47.3 million in cash and cash equivalents, $37.3 million in available for sale securities and $16.9 million in loans held for sale. Total liabilities increased $46.5 million primarily as a result of a $6.1 million increase in non-interest bearing deposits, a $13.1 million increase in short-term borrowings and a $32.7 million increase in accrued other expenses and other liabilities.

Net loans increased $93.8 million, or 6.0%, from December 31, 2003 to March 31, 2004. Home Savings had increases of $26.7 million in real estate loans, $37.6 million in construction loans, $32.2 million in consumer loans and $17.8 million in commercial loans. The allowance for loan losses increased $200,000 at March 31, 2004 to $15.3 million from $15.1 million at December 31, 2003. The allowance for loan losses is monitored closely and may be increased or decreased depending on a variety of factors such as levels and trends of delinquencies, chargeoffs and recoveries and perceived risk in the portfolios. The allowance for loan losses as a percentage of total loans was 0.90% at March 31, 2004, compared to 0.96% at December 31, 2003.

The increase in short-term borrowed funds of $13.1 million from December 31, 2003 to March 31, 2004 was to fund loan growth in excess of deposit growth. Additionally, accrued expenses and other liabilities increased by $32.7 million at March 31, 2004 compared to December 31, 2003. This increase was primarily due to unsettled securities transactions at both Butler Wick and Home Savings.

Total shareholders' equity decreased $37.0 million from December 31, 2003 to March 31, 2004, largely due to the self-tender offer. Tangible book value and book value as of March 31, 2004, were $6.61 and $7.80 per share, respectively. During the first quarter of 2004, United Community announced the commencement of a self-tender offer to purchase up to four million shares of its common stock at a price of $12.50 per share. At the end of the offer period United Community


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announced it had repurchased 3,667,227 shares. The purchase represented approximately 10.4 % of the shares then outstanding while the purchase price totaled $45.9 million.

Mr. McKay expressed that, "We are pleased with the results of the self-tender offer. Our goals in this transaction were to generate additional liquidity for our shareholders, increase earnings per share growth and return on shareholders' equity. We were successful in achieving all of these goals."

Home Savings and Butler Wick are wholly owned subsidiaries of United Community Financial Corp. Home Savings operates 36 full service banking offices and 6 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 12 office locations providing full service retail brokerage, capital markets and trust services throughout Northern Ohio and Western Pennsylvania. Additional information on United Community, Home Savings and Butler Wick may be found on United Community's web site: www.ucfconline.com.

###

         When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in United Community's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings' market area, demand for investments in Butler Wick's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community's financial performance and could cause United Community's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         United Community does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.




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                        UNITED COMMUNITY FINANCIAL CORP.

                                                                                            As of                 As of
                                                                                       March 31, 2004       December 31, 2003
                                                                                       --------------       -----------------
                                                                                      (In thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
     Cash and cash equivalents                                                           $    33,880           $    81,155
     Securities                                                                              218,338               243,125
     Federal Home Loan Bank stock                                                             22,142                21,924
     Loans held for sale                                                                      20,771                37,715
     Loans                                                                                 1,685,567             1,591,605
     Allowance for loan losses                                                               (15,253)              (15,111)
     Real estate owned                                                                         1,449                 1,299
     Goodwill                                                                                 33,593                33,593
     Core deposit intangible                                                                   3,530                 3,787
     Cash surrender value of life insurance                                                   20,735                20,496
     Other assets                                                                             58,583                54,245
                                                                                         -----------           -----------
             Total assets                                                                $ 2,083,335           $ 2,073,833
                                                                                         ===========           ===========

LIABILITIES
     Deposits                                                                            $ 1,428,329           $ 1,423,698
     Other borrowed funds                                                                    350,092               338,463
     Other liabilities                                                                        62,105                31,836
                                                                                         -----------           -----------
             Total liabilities                                                             1,840,526             1,793,997

SHAREHOLDERS' EQUITY
         Preferred stock-no par value; 1,000,000 shares authorized and unissued
             at March 31, 2004                                                                  --                    --
         Common stock-no par value; 499,000,000 shares authorized; 37,804,457
             and 37,804,457 issued, respectively                                             140,076               139,526
         Retained earnings                                                                   187,910               185,495
         Other comprehensive income                                                            1,639                 1,124
         Unearned compensation                                                               (16,296)              (16,752)
         Treasury stock, at cost; 6,670,900 and 3,718,542 shares, respectively               (70,520)              (29,557)
                                                                                         -----------           -----------
             Total shareholders' equity                                                      242,809               279,836
                                                                                         -----------           -----------
             Total liabilities and shareholders' equity                                  $ 2,083,335           $ 2,073,833
                                                                                         ===========           ===========

     Book value per share                                                                $      7.80           $      8.21
     Tangible book value per share                                                       $      6.61           $      7.11




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

                                                              Three Months Ended
                                                                   March 31,
                                                          ---------------------------
                                                            2004               2003
                                                          --------           --------
                                                     (In thousands, except per share data)

SELECTED EARNINGS DATA (UNAUDITED):

     Interest income                                      $ 27,075           $ 29,741
     Interest expense                                        9,067             11,232
                                                          --------           --------
     Net interest income                                    18,008             18,509

     Provision for loan losses                                 459                696
     Noninterest income:
         Commissions                                         4,652              3,175
         Service fees and other charges                      2,890              1,800
         Underwriting and investment banking                   372                118
         Net gains (losses)
            Loans sold                                         901              2,010
            Securities                                         837                348
            Other                                               (9)               (59)
         Other income                                          688                583
                                                          --------           --------
            Total noninterest income                        10,331              7,975

     Noninterest expense:
         Salaries and employee benefits                     12,665             10,901
         Occupancy                                             914                829
         Equipment and data processing                       2,335              2,344
         Amortization of core deposit intangible               257                389
         Other noninterest expense                           3,343              3,692
                                                          --------           --------
            Total noninterest expense                       19,514             18,155
                                                          --------           --------
     Income before taxes                                     8,366              7,633
     Income taxes                                            2,893              2,653
                                                          --------           --------
     Net income                                           $  5,473           $  4,980
                                                          ========           ========


     Basic earnings per share                             $   0.18           $   0.16
     Diluted earnings per share                           $   0.18           $   0.16
     Dividends paid per share                             $  0.075           $  0.075




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

                                                                 Three Months Ended  Three Months Ended  Three Months Ended
                                                                      March 31           December 31,       September 30,
                                                                        2004                2003                2003
                                                                 ------------------  ------------------  ------------------
                                                                                       (In thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL
         CONDITION DATA (UNAUDITED):

     Net loans (including allowance for loan losses
         of $15,253, $15,111 and $15,973, respectively)              $1,619,186          $1,549,363          $1,483,019
     Loans held for sale                                                 18,756              32,230              51,796
     Securities                                                         236,330             236,584             269,890
     Margin accounts                                                     13,783              14,654              14,106
     Other interest-earning assets                                       28,030              29,773              30,728
     Total interest-earning assets                                    1,916,085           1,862,604           1,849,539
     Total assets                                                     2,045,992           1,989,801           1,974,949
     Certificates of deposit                                            730,139             751,531             741,432
     Interest-bearing checking, demand and savings accounts             619,102             630,277             645,213
     Other-interest bearing liabilities                                 314,336             239,798             235,520
     Total interest-bearing liabilities                               1,663,577           1,621,606           1,622,165
     Noninterest-bearing deposits                                        68,199              65,436              61,379
     Total noninterest-bearing liabilities                              109,358              87,508              73,255
     Total liabilities                                                1,772,935           1,709,114           1,695,420
     Shareholders' equity                                               273,057             280,687             279,529
     Common shares outstanding for basic EPS calculation                 30,861              31,052              31,440
     Common shares outstanding for diluted EPS calculation               31,328              31,664              31,884


SUPPLEMENTAL LOAN DATA:

     Loans originated                                                $  256,624          $  232,725          $  435,636
     Loans purchased                                                     46,135              52,398              52,428
     Loans sold                                                          46,539              55,646             163,290
     Loan chargeoffs                                                        352               1,181                 889
     Recoveries on loans                                                     35                 109                  13




                                                                       As of               As of               As of
                                                                      March 31,         December 31,        September 30,
                                                                        2004                2003                2003
                                                                      ---------         ------------        -------------
                                                                           (In thousands, except employee data)
SUPPLEMENTAL DATA:

     Nonaccrual loans                                                $   12,178          $   12,981          $   14,423
     Restructured loans                                                     944               2,025               1,923
     Other real estate owned                                              1,449               1,299                 546
     Total nonperforming assets                                          14,571              16,305              16,892
     Loans serviced for others                                          633,703             633,189             615,352
     Number of full time equivalent employees                               782                 779                 773
     Securities trading                                                  28,159              15,600              12,735
     Securities available for sale                                      190,179             227,525             234,649
     Federal Home Loan Bank stock                                        22,142              21,924              21,705


REGULATORY CAPITAL DATA:

     Tier 1 leverage ratio                                                 8.35                8.22                9.08
     Tier 1 risk-based capital ratio                                       9.68                9.64               10.97
     Total risk-based capital ratio                                       10.58               10.56               11.98


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